EXHIBIT 10.36

[SEARS HOLDINGS LETTERHEAD]

February 5, 2013

Mr. Imran Jooma

Dear Imran,

As you continue in the role of Executive Vice President and President, Online, Marketing, Pricing and Financial Services, we are pleased to provide you with the following compensation changes effective February 4, 2013, subject to approval by the Compensation Committee of the Sears Holdings Corporation Board of Directors.

The changes to your compensation package are as follows:

•	Annual base salary at a rate of $750,000.

•
You will be eligible to receive a long-term incentive cash award of $1,250,000 (gross). The grant date of this award is February 4, 2013. This award will be scheduled to vest on a graded basis, with $350,000 of the award vesting on the first anniversary of the grant date, $450,000 of the award vesting on the second anniversary of the grant date, and $450,000 of the award vesting on the third anniversary of the grant date, provided you are actively employed on the applicable vesting date, and will be payable as soon as administratively possible following the applicable vesting date. This award is separate from and not in the place of your participation under the Sears Holdings Corporation Long-Term Incentive Program. Please refer to the enclosed Sears Holdings Corporation Executive LTI Cash Award Agreement for the specific terms of the award.

Imran, we are excited about the important contributions you will continue to make to the company as a member of the Executive Leadership Team. I look forward to your acceptance of our offer. If you need additional information or clarification, please call.

To accept, sign below and return this letter to me.

Sincerely,

/s/ Dean Carter

Dean Carter
Chief Human Resources Officer

Accepted:

/s/ Imran Jooma	3/5/2013
Imran Jooma	Date